BARK Reports Preliminary Third Quarter Fiscal Year 2025 Results

The Company is scheduled to present at the 2025 ICR Conference today, January 13, 2025, at 4:00 p.m. E.T.

To announce full third quarter fiscal year 2025 results on February 5, 2025 after market

NEW YORK, January 13, 2025 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced its preliminary financial results for the fiscal third quarter ended December 31, 2024.

Preliminary Financial Results
•Total revenue was approximately $126.4 million, ahead of the high-end of the Company's guidance range and a 1.1% increase, year-over-year.
•Net loss of approximately $(11.5) million, was $1.4 million greater than the same period last year primarily related to a $1.8 million gain from the extinguishment of debt in the year-ago period.
•Adjusted EBITDA was approximately $(1.6) million, within the Company's guidance range and a $4.9 million improvement, year-over-year.

“We closed 2024 on a high note, achieving our tenth consecutive quarter of year-over-year growth in Adjusted EBITDA and surpassing our revenue guidance," said Matt Meeker, Co-Founder and Chief Executive Officer. “During the quarter, we migrated all of our paid media to the BARK.co platform, and the initial results exceeded our expectations. Building on this early success, we strategically increased our marketing investment during the period to further capitalize on the momentum, driving 8% year-over-year growth in new subscribers.” Meeker continued, “We also saw encouraging progress on BARK Air, which delivered $2 million of revenue in the quarter. This progress, coupled with continued growth in our commerce segment, which is up over 25% year-to-date, provide strong momentum as we look ahead to fiscal 2026.”

The preliminary financial results provided above are based on the company’s current estimate of its fiscal third quarter 2025 results and remain subject to change based on completion of financial review of the quarter and the execution of internal controls and financial reporting.

The Company intends to reports its full financial results after market on February, 5 2025. Management will host a live conference call and webcast to discuss the Company’s financial results at 4:30 p.m. ET the same day.

Full Year Fiscal 2025 Financial Outlook

Based on current market conditions as of January 13, 2025, BARK is reaffirming its guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure. as follows.

For the fiscal year 2025, the Company is reaffirming its guidance of:
•Total revenue of $490 million to $500 million, reflecting year-over-year growth of flat to 2.0%.
•Adjusted EBITDA of $1.0 million to $5.0 million, reflecting a year-over-year improvement of $11.6 million to $15.6 million.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Presentation Information
Matt Meeker and Zahir Ibrahim, Chief Financial Officer, are scheduled to participate in a fireside chat at the 2025 ICR Conference in Orlando, Florida, today, January 13, 2025, at 4:00 p.m. Eastern Time.

The audio portion of the fireside chat will be webcast live over the internet and can be accessed at investors.bark.co. An online archive will be available for a period of 90 days following the presentation.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of global or macroeconomic events or challenges.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's quarterly report on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures provides investors with additional useful information in evaluating our performance.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense, (3) depreciation and amortization, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) capitalized cloud computing amortization, (7) sales and use tax income, (8) restructuring charges related to reduction in force payment, (9) litigation expenses, (10) warehouse restructuring costs, (11) technology modernization costs and other items.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA does not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA does not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP.

The reconciliation below is to preliminary net income and management has not completed its review of all items which are components of net loss; therefore, actual results could differ significantly. The following table reconciles the preliminary Adjusted EBITDA of $(1.6) million to the preliminary net loss of $(11.5) million, the most directly comparable financial measure stated in accordance with U.S. GAAP, for the three months ended December 31, 2024:

Adjusted EBITDA

Three Months Ended December 31,
2024
(in thousands)
Net Loss	$(11,509)
Interest income	(1,179)
Interest expense	677
Depreciation and amortization expense	2,704
Stock compensation expense	3,873
Change in fair value of warrants and derivatives	(261)
Cloud computing amortization	174
Sales and use tax income (1)	(450)
Restructuring	924
Litigation expenses (2)	468
Warehouse restructuring costs	2,391
Technology Modernization (3)	545
Other items	88
Adjusted EBITDA	$(1,555)

(1) Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax. Subsequently, as certain of these liabilities are waived by tax authorities or the applicable statute of limitations expires, the related accrued liability is reversed.

(2) Litigation expenses related to a putative class action complaint filed by three alleged shareholders in the lawsuit styled Kenville v. Northern Star Sponsor LLC, et al., Case No. 2024-276, which is pending in the Delaware Court of Chancery.

(3) Includes consulting fees related to technology transformation activities, redundant expenses incurred from duplicative technology platforms, and payroll costs for employees that dedicate significant time to this project. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time unification of our product offerings on our new commerce platform. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business.

Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com